Exhibit 99.1
NEWS RELEASE

Contact:	Jacque Fourchy (831) 761-4741
GRANITE REPORTS IMPROVED SECOND-QUARTER 2011 RESULTS
▪	Revenue up 7 percent from a year ago

▪	Net income of $4.9 million compared with net loss of $6.7 million

▪	SG&A decreased 24 percent to $38.8 million

▪	Total contract backlog of $2.1 billion compared with $1.6 billion a year ago

▪	Balance sheet strong with $317.9 million in cash, cash equivalents and marketable securities
WATSONVILLE, Calif. (August 3, 2011) — Granite Construction Incorporated (NYSE: GVA) today reported net income of $4.9 million, or $0.13 per diluted share, for the second quarter of 2011 compared with a net loss of $6.7 million, or $0.18 per diluted share, for the second quarter of 2010.
“I am pleased to report that our teams delivered improved operating results and added $526.7 million of new awards during the second quarter,” said James H. Roberts, Granite’s president and chief executive officer. “The quarter was, however, impacted by wet weather in certain geographic locations that pushed out some revenue and gross profit to the second half of the year. There is also no question that competition remains fierce and funding uncertainties are weighing heavily on many of our customers. To successfully manage through this cycle, we continue to focus our efforts on building quality backlog, managing our cost structure, and operating effectively and efficiently in all aspects of our business.”
Second-quarter 2011 Financial Results
Total Company
▪	Revenue totaled $484.7 million compared with $454.2 million in 2010, driven largely by an increase in Construction segment revenue.

▪	Gross profit margin was 9 percent compared with 11 percent in 2010.

▪	Selling, general and administrative expenses for the second quarter were $38.8 million compared with $51.4 million for the same period last year as a result of the Company’s continued focus on improving efficiencies as well as the actions the Company took in late 2010 to reduce its cost structure.

▪	Operating income for the quarter was $9.4 million compared with $2.1 million in the prior year driven largely by a decrease in selling, general and administrative expenses.

▪	Net income attributable to noncontrolling interests in joint ventures was $1.2 million compared with $4.1 million in 2010.

▪	Total contract backlog at June 30, 2011, was $2.1 billion compared with $1.6 billion a year ago due to continued bidding successes.
Construction
▪	Construction revenue for the quarter increased 10 percent to $260.6 million due to a higher volume of work completed in the quarter compared to a year ago.

▪	Gross profit margin for the second quarter was 9 percent compared with 10 percent a year ago reflecting the continued pressure on margins due to intense competition.
Large Project Construction
▪	Large Project Construction revenue for the quarter increased 6 percent to $162.3 million reflecting continued progress on the Queens Bored Tunnels and Structures project in the East and the SR 520 and Mountain View Corridor projects in the Northwest.

▪	Gross profit margin for the quarter was 8 percent compared with 14 percent for the same period last year. The decrease is associated with 74.4 million in revenue recognized on projects that have not reached the profit recognition threshold compared with 34.4 million last year. In addition, the Company settled a project design issue in the second quarter of 2010 with no corresponding settlement in 2011.
Construction Materials
▪	Construction Materials revenue for the quarter totaled $58.1 million compared with $61.1 million for the same period last year.

▪	Gross profit on the sale of construction materials was 15 percent compared with 7 percent in 2010 reflecting increased production efficiencies to meet growing Construction backlog.
Outlook
“Our year over year improvement is encouraging, however, we continue to face a very difficult and competitive bidding environment across the country,” said Roberts. “While we are not out of the woods with this downturn, I am pleased with the amount and quality of our current backlog and I remain confident in the long-term outlook for our business,” he said.
The Company’s fiscal 2011 guidance for its operating segments remains unchanged. Construction segment revenue is expected to be $1.0 billion to $1.2 billion with a corresponding gross profit margin between 9 percent and 11 percent. Large Project Construction segment revenue is expected to be $650 million to $850 million with a corresponding gross profit margin of between 13 percent and 15 percent. Construction Materials segment revenue is expected to be $170 million to $200 million with corresponding gross profit margin between 7 percent and 9 percent. The Company is updating its guidance for net income attributable to noncontrolling interests in joint ventures to a range of $12 million to $16 million.

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Conference Call
Granite will conduct a conference call tomorrow, August 4, 2011 at 8 a.m. Pacific time/11 a.m. Eastern time to discuss the results of the quarter ended June 30, 2011. Access to a live audio webcast is available at www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 693-6483. The conference ID for the live call is 82727819. The call will be recorded and will be available for replay approximately two hours after the live audio webcast through August 25, 2011 by calling (855) 859-2056. The conference ID for the replay is also 82727819.
About Granite
Granite is one of the nation’s leading infrastructure contractors and is member of the S&P 400 Midcap Index, the FTSE KLD 400 Social Index and the Russell 2000 Index. Through its wholly owned subsidiary, Granite is one of the nation’s largest diversified heavy civil contractors and construction materials producers serving public- and private-sector clients nationwide. In addition, Granite has one of the oldest and most robust ethics and compliance programs in the industry. The Company was recently recognized by the Ethisphere Institute as one of the World’s Most Ethical Companies for the second year in a row. For more information, please visit graniteconstruction.com.
Forward-looking Statements
Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K under “Item 1A. Risk Factors.”
Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law, we undertake no obligation to revise or update any forward-looking statements for any reason.

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GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited — in thousands, except share and per share data)

	June 30,	December 31,	June 30,
	2011	2010	2010

ASSETS
Current assets
Cash and cash equivalents	$190,069	$252,022	$208,450
Short-term marketable securities	78,255	109,447	73,566
Receivables, net	283,944	243,986	295,779
Costs and estimated earnings in excess of billings	51,739	10,519	56,665
Inventories	64,727	51,018	48,529
Real estate held for development and sale	78,725	75,716	148,897
Deferred income taxes	52,714	53,877	31,870
Equity in construction joint ventures	87,653	74,716	72,571
Other current assets	34,779	42,555	39,031

Total current assets	922,605	913,856	975,358
Property and equipment, net	464,616	473,607	501,258
Long-term marketable securities	49,580	34,259	68,291
Investments in affiliates	32,932	31,410	31,210
Other noncurrent assets	82,214	82,401	79,060

Total assets	$1,551,947	$1,535,533	$1,655,177

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$8,351	$8,359	$8,538
Current maturities of non-recourse debt	16,454	29,760	39,657
Accounts payable	179,664	129,700	173,637
Billings in excess of costs and estimated earnings	122,014	120,185	144,935
Accrued expenses and other current liabilities	156,727	150,773	161,632

Total current liabilities	483,210	438,777	528,399
Long-term debt	208,519	217,014	216,870
Long-term non-recourse debt	28,907	25,337	16,615
Other long-term liabilities	46,460	47,996	49,197
Deferred income taxes	10,983	10,774	27,905

Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 38,667,457 shares as of June 30, 2011, 38,745,542 shares as of December 31, 2010 and 38,788,581 shares as of June 30, 2010	387	387	388
Additional paid-in capital	105,287	104,232	98,142
Retained earnings	642,228	656,412	677,873

Total Granite Construction Incorporated shareholders’ equity	747,902	761,031	776,403
Noncontrolling interests	25,966	34,604	39,788

Total equity	773,868	795,635	816,191

Total liabilities and equity	$1,551,947	$1,535,533	$1,655,177

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GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited — in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenue
Construction	$260,600	$237,943	$353,292	$319,129
Large project construction	162,338	153,328	300,158	259,653
Construction materials	58,114	61,089	81,912	87,253
Real estate	3,622	1,844	6,043	8,852

Total revenue	484,674	454,204	741,405	674,887

Cost of revenue
Construction	237,211	215,042	324,350	294,382
Large project construction	149,680	131,493	256,202	228,335
Construction materials	49,644	56,609	80,712	89,898
Real estate	3,183	1,362	5,197	6,860

Total cost of revenue	439,718	404,506	666,461	619,475

Gross profit	44,956	49,698	74,944	55,412
Selling, general and administrative expenses	38,793	51,357	82,165	106,649
Gain on sales of property and equipment	3,270	3,800	5,974	8,252

Operating income (loss)	9,433	2,141	(1,247)	(42,985)
Other expense
Interest income	575	1,098	1,819	2,037
Interest expense	(879)	(3,013)	(4,235)	(6,747)
Equity in loss of affiliates	(181)	(387)	(438)	(706)
Other (expense) income, net	(688)	1,934	(118)	4,831

Total other expense	(1,173)	(368)	(2,972)	(585)

Income (loss) before provision for (benefit from) income taxes	8,260	1,773	(4,219)	(43,570)
Provision for (benefit from) income taxes	2,087	4,406	(3,136)	(3,207)

Net income (loss)	6,173	(2,633)	(1,083)	(40,363)
Amount attributable to noncontrolling interests	(1,227)	(4,058)	(2,978)	(7,282)

Net income (loss) attributable to Granite Construction Incorporated	$4,946	$(6,691)	$(4,061)	$(47,645)

Net income (loss) per share attributable to common shareholders:
Basic (1)	$0.13	$(0.18)	$(0.11)	$(1.26)
Diluted (1)	$0.13	$(0.18)	$(0.11)	$(1.26)
Weighted average shares of common stock:
Basic	38,140	37,850	38,052	37,770
Diluted	38,479	37,850	38,052	37,770

Note:

(1)	Computed using the two-class method, except when in a net loss position

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GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited — in thousands)

Six Months Ended June 30,	2011	2010

Operating activities
Net loss	$(1,083)	$(40,363)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	30,464	35,839
Gain on sales of property and equipment	(5,974)	(8,252)
Stock-based compensation	5,913	6,885
Gain on company owned life insurance	(536)	(1,748)
Changes in assets and liabilities, net of the effects of consolidations	(45,520)	(31,279)

Net cash used in operating activities	(16,736)	(38,918)

Investing activities
Purchases of marketable securities	(65,287)	(60,073)
Maturities of marketable securities	58,375	24,900
Proceeds from sale of marketable securities	19,268	10,000
Proceeds from company owned life insurance	—	2,078
Additions to property and equipment	(27,542)	(21,809)
Proceeds from sales of property and equipment	10,266	11,936
Purchase of private preferred stock	(50)	(6,400)
Other investing activities, net	170	(869)

Net cash used in investing activities	(4,800)	(40,237)

Financing activities
Long-term debt principal payments	(16,151)	(18,155)
Cash dividends paid	(10,061)	(10,067)
Purchase of common stock	(3,662)	(3,434)
Distributions to noncontrolling partners, net	(11,616)	(19,797)
Other financing activities	1,073	102

Net cash used in financing activities	(40,417)	(51,351)

Decrease in cash and cash equivalents	(61,953)	(130,506)
Cash and cash equivalents at beginning of period	252,022	338,956

Cash and cash equivalents at end of period	$190,069	$208,450

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GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited — dollars in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
		Large Project	Construction			Large Project	Construction
	Construction	Construction	Materials	Real Estate	Construction	Construction	Materials	Real Estate

2011
Revenue	$260,600	$162,338	$58,114	$3,622	$353,292	$300,158	$81,912	$6,043
Gross profit	23,389	12,658	8,470	439	28,942	43,956	1,200	846
Gross profit as a percent of revenue	9.0%	7.8%	14.6%	12.1%	8.2%	14.6%	1.5%	14.0%

2010
Revenue	$237,943	$153,328	$61,089	$1,844	$319,129	$259,653	$87,253	$8,852
Gross profit (loss)	22,901	21,835	4,480	482	24,747	31,318	(2,645)	1,992
Gross profit (loss) as a percent of revenue	9.6%	14.2%	7.3%	26.1%	7.8%	12.1%	(3.0)%	22.5%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited — dollars in thousands)

Contract Backlog by Segment	June 30, 2011		March 31, 2011		June 30, 2010

Construction	$800,434	38.0%	$696,055	34.7%	$594,214	38.3%
Large project construction	1,306,961	62.0%	1,307,622	65.3%	957,080	61.7%

Total	$2,107,395	100.0%	$2,003,677	100.0%	$1,551,294	100.0%

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